                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                          The Securities Act of 1934

      Date of Report (Date of earliest event reported): February 21, 2001



                                  VIACOM INC.
            (Exact name of Registrant as specified in its charter)


  Delaware                          001-09553                    04-2949533
  --------                          ---------                  --------------
(State or other                     (Commission               (I.R.S. Employer
jurisdiction of                     File Number)             Identification No.)
incorporation)



1515 Broadway, New York, New York                                10036
 (Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code:  (212) 258-6000

Item 2.  Acquisition or Disposition of Assets
-------- ------------------------------------

               On February 21, 2001, pursuant to the Agreement and Plan of Merger, dated as of October 30, 2000, among Viacom Inc., a Delaware corporation ("Viacom"), IBC Merger Corp., a Delaware corporation and a direct wholly owned
  ------
subsidiary of Viacom ("Merger Sub"), and Infinity Broadcasting Corporation, a
                       ----------
Delaware corporation ("Infinity"), Infinity merged with and into Merger Sub (the
                       --------
"Merger"). Merger Sub was the surviving corporation of the Merger and has been
 ------
renamed "Infinity Broadcasting Corporation". In the Merger, each share of Class A Common Stock, $.01 par value per share, of Infinity was converted into the right to receive 0.592 of a share of non-voting Class B Common Stock, par value $.01 per share, of Viacom.

               A copy of the press release issued by Viacom on February 21, 2001 announcing the completion of the Merger is attached hereto as Exhibit 99.1.

Item 7.  Financial Statements and Exhibits
-------- ---------------------------------
        (a) Financial Statements of Businesses Acquired. The following historical financial statements and notes thereto of Infinity are included herein:

               -   Independent Auditors' Report

               - Consolidated Statements of Earnings and Comprehensive Income for the years ended December 31, 1999, 1998 and 1997

               -   Consolidated Balance Sheet as of December 31, 1999 and 1998

               - Consolidated Statement of Cash Flows for the years ended December 31, 1999, 1998 and 1997

               - Consolidated Statement of Changes in Stockholders' Equity for the years ended December 31, 1999, 1998 and 1997

               -   Notes to the Consolidated Financial Statements

               - Condensed Consolidated Statements of Earnings and Comprehensive Income for the nine months ended September 30, 2000 and 1999 (unaudited)

               - Condensed Consolidated Balance Sheet at September 30, 2000 (unaudited) and December 31, 1999

               - Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2000 and 1999 (unaudited)

               - Notes to the Condensed Consolidated Financial Statements (unaudited)

INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF INFINITY BROADCASTING CORPORATION:

We have audited the accompanying consolidated balance sheet of Infinity Broadcasting Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings and comprehensive income, cash flows, and changes in stockholders' equity for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Infinity Broadcasting Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

KPMG LLP
New York, New York
January 25, 2000, except as to
Note 17, which is as of March 21, 2000

CONSOLIDATED STATEMENTS OF EARNINGS AND
COMPREHENSIVE INCOME
(in thousands except earnings per-share amounts)

YEAR ENDED DECEMBER 31,                                        1999            1998            1997
---------------------------------------------------------------------------------------------------
Total revenues                                           $2,790,571      $2,162,063      $1,691,517
Less agency commissions                                    (341,439)       (268,959)       (211,426)
---------------------------------------------------------------------------------------------------
Net revenues                                              2,449,132       1,893,104       1,480,091
---------------------------------------------------------------------------------------------------
Operating expenses excluding depreciation and
  amortization                                            1,383,010       1,101,562         910,682
Depreciation and amortization                               324,956         249,652         197,135
---------------------------------------------------------------------------------------------------
Total operating expenses                                  1,707,966       1,351,214       1,107,817
---------------------------------------------------------------------------------------------------
Operating earnings                                          741,166         541,890         372,274
Interest expense, net                                       (15,540)        (63,773)         (3,645)
Other income, net                                               500           6,324           5,610
---------------------------------------------------------------------------------------------------
Earnings before income taxes and minority interest          726,126         484,441         374,239
Income taxes                                               (349,146)       (248,776)       (196,978)
Minority interest in (income) loss of consolidated
  subsidiaries                                                  (16)           (859)            368
---------------------------------------------------------------------------------------------------
Net earnings                                             $  376,964      $  234,806      $  177,629
---------------------------------------------------------------------------------------------------
Basic earnings per common share                          $     0.44      $     0.33      $     0.25
Diluted earnings per common share                        $     0.43      $     0.33      $     0.25
---------------------------------------------------------------------------------------------------
Weighed average common shares outstanding --
  Basic                                                     866,553         706,379         700,000
  Diluted                                                   867,972         706,379         700,000
---------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME:
Net earnings                                             $  376,964      $  234,806      $  177,629
Foreign currency translation adjustment                     (13,300)             --              --
---------------------------------------------------------------------------------------------------
Comprehensive income                                     $  363,664      $  234,806      $  177,629
---------------------------------------------------------------------------------------------------

See accompanying Notes to the Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEET
(in thousands except per-share amounts)

DECEMBER 31,                                                         1999             1998
------------------------------------------------------------------------------------------
ASSETS:
  Cash and cash equivalents                                   $    71,636      $   497,701
  Receivables (net of allowance for doubtful accounts of
     $48,868 and $27,463, respectively)                           748,622          460,966
  Prepaid and other current assets                                108,846           39,206
  Deferred income taxes                                            44,017           19,641
------------------------------------------------------------------------------------------
  Total current assets                                            973,121        1,017,514
  Property and equipment, net                                   2,091,735          236,584
  Intangible assets, net                                       15,927,693        9,359,170
  Other assets                                                    334,906          184,975
------------------------------------------------------------------------------------------
Total assets                                                  $19,327,455      $10,798,243
------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable and accrued expenses                       $   314,014      $   176,430
  Accrued compensation                                             69,170           39,750
  Accrued interest                                                 17,112           12,113
  Accrued income taxes                                             12,192            3,000
  Short-term debt                                                  38,000               --
  Other current liabilities                                           943              647
------------------------------------------------------------------------------------------
  Total current liabilities                                       451,431          231,940
  Long-term debt                                                1,906,348          523,960
  Deferred income taxes                                         1,313,398        1,156,244
  Other noncurrent liabilities                                     65,236           28,072
------------------------------------------------------------------------------------------
Total liabilities                                               3,736,413        1,940,216
------------------------------------------------------------------------------------------
Contingent liabilities and other commitments
------------------------------------------------------------------------------------------
Stockholders' equity:
  Preferred stock, par value $0.01 (50,000 shares
     authorized, no shares issued)                                     --               --
  Class A common stock, par value $0.01 (2,000,000 shares
     authorized, 390,709 and 155,250 shares issued at
     December 31, 1999 and 1998, respectively)                      3,907            1,553
  Class B common stock, par value $0.01 (2,000,000 shares
     authorized, 700,000 shares issued at December 31, 1999
     and 1998, respectively)                                        7,000            7,000
  Capital in excess of par value                               15,657,734        8,805,448
  Accumulated earnings                                            420,990           44,026
  Accumulated other comprehensive loss                            (13,300)              --
------------------------------------------------------------------------------------------
                                                               16,076,331        8,858,027
  Less: Common stock held in treasury, at cost (17,636
        shares and zero shares held in treasury at December
        31, 1999 and 1998, respectively)                         (485,289)              --
------------------------------------------------------------------------------------------
Total stockholders' equity                                     15,591,042        8,858,027
------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                    $19,327,455      $10,798,243
------------------------------------------------------------------------------------------

See accompanying Notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

YEAR ENDED DECEMBER 31,                                             1999             1998           1997
--------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net earnings                                               $   376,964      $   234,806      $ 177,629
  Adjustments to reconcile net earnings to net cash
   provided by operating activities:
    Depreciation and amortization                                324,956          249,652        197,135
    Deferred taxes                                                15,122           12,156         13,883
    Gain on sales of assets, net                                      --           (3,703)        (3,584)
    Other noncash items                                           (6,241)          (6,970)            --
    Changes in assets and liabilities, net of acquisitions
       and dispositions:
       Increase in accounts receivable                           (94,068)         (37,695)       (35,382)
       (Increase) decrease in other assets                       (30,861)          14,120        (14,924)
       Increase (decrease) in accounts payable and accrued
         expenses                                                 57,721           (7,633)       (11,459)
       (Decrease) increase in accrued interest                   (19,279)           5,210         (3,858)
       Increase in accrued income taxes payable                   30,511            3,000             --
       Decrease in other liabilities                              (2,937)         (20,940)        (9,176)
--------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                        651,888          442,003        310,264
--------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from dispositions                                      58,750          138,731         87,475
  Business acquisitions and investments                         (169,364)      (1,509,634)       (50,341)
  Capital expenditures                                           (44,076)         (31,717)       (15,264)
--------------------------------------------------------------------------------------------------------
Net cash (used for) provided by investing activities            (154,690)      (1,402,620)        21,870
--------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Receipts from (payments to) CBS, net                                --        1,698,429       (179,563)
  Repayment of CBS note                                               --       (2,500,000)            --
  Dividends paid to CBS                                               --          (25,200)            --
  Net proceeds from issuance of common stock                          --        3,046,652             --
  Net increase in short-term debt                                 38,000               --             --
  Bank revolver borrowings                                       963,000               --             --
  Bank revolver payments                                         (13,000)              --             --
  Outdoor Systems bank revolver payments                      (1,054,162)              --             --
  Payment of notes and convertible debentures                   (373,007)        (784,085)      (149,931)
  Treasury stock repurchase                                     (485,289)              --             --
  Proceeds from exercise of stock options                          1,195               --             --
--------------------------------------------------------------------------------------------------------
Net cash (used for) provided by financing activities            (923,263)       1,435,796       (329,494)
--------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents                (426,065)         475,179          2,640
Cash and cash equivalents at beginning of year                   497,701           22,522         19,882
--------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                     $    71,636      $   497,701      $  22,522
--------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
    Interest                                                 $    57,266      $    67,974      $   9,058
    Income taxes                                                 305,756          233,905        163,720
--------------------------------------------------------------------------------------------------------

See accompanying Notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands)

                                                     CLASS A            CLASS B                                     ACCUMULATED
                               PREFERRED STOCK     COMMON STOCK       COMMON STOCK     CAPITAL IN                      OTHER
                               ---------------   ----------------   ----------------    EXCESS OF    ACCUMULATED   COMPREHENSIVE
                               SHARES   AMOUNT   SHARES    AMOUNT   SHARES    AMOUNT    PAR VALUE     EARNINGS         LOSS
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996    --      $  --         --   $  --         --   $  --    $ 6,216,175    $202,526       $     --
Net earnings                                                                                           177,629
Contribution to prepay
 long-term debt                                                                            149,931
Cash from operations returned
 to CBS                                                                                   (329,493)
Other intercompany activity,
 net                                                                                       (19,380)
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997    --      $  --         --   $  --         --   $  --    $ 6,017,233    $380,155       $     --
Net earnings                                                                                           234,806
Contribution for American
 Radio acquisition                                                                       1,400,000
Contribution to repay
 American Radio credit
   facility                                                                                566,576
Contribution to repay
 American Radio long-term
   debt                                                                                     71,096
Dividends paid to CBS                                                                   (1,954,265)   (570,935)
Issuance of Class A
 common stock                                    155,250    1,553                        3,045,099
Issuance of Class B
 common stock                                                       700,000    7,000        (7,000)
Cash from operations returned
 to CBS                                                                                   (335,680)
Other intercompany activity,
 net                                                                                         2,389
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998    --      $  --    155,250   $1,553   700,000   $7,000   $ 8,805,448    $ 44,026       $     --
Net earnings                                                                                           376,964
Stock issued in conjunction
 with acquisition                                234,735    2,347                        6,770,511
Purchase of treasury stock
Exercise of options, net of
 related tax benefit                                 724       7                            12,571
Gain on equity method
 investment, net of related
 tax benefit                                                                                69,204
Comprehensive income:
 Foreign currency translation
  adjustment                                                                                                          (13,300)
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999    --      $  --    390,709   $3,907   700,000   $7,000   $15,657,734    $420,990       $(13,300)
--------------------------------------------------------------------------------------------------------------------------------

                                 COMMON          TOTAL
                               STOCK HELD    STOCKHOLDERS'
                               IN TREASURY      EQUITY
Balance at December 31, 1996    $      --     $ 6,418,701
Net earnings                                      177,629
Contribution to prepay
 long-term debt                                   149,931
Cash from operations returned
 to CBS                                          (329,493)
Other intercompany activity,
 net                                              (19,380)
-----------------------------------------------------------------
Balance at December 31, 1997    $      --     $ 6,397,388
Net earnings                                      234,806
Contribution for American
 Radio acquisition                              1,400,000
Contribution to repay
 American Radio credit
   facility                                       566,576
Contribution to repay
 American Radio long-term
   debt                                            71,096
Dividends paid to CBS                          (2,525,200)
Issuance of Class A
 common stock                                   3,046,652
Issuance of Class B
 common stock                                          --
Cash from operations returned
 to CBS                                          (335,680)
Other intercompany activity,
 net                                                2,389
-----------------------------------------------------------------
Balance at December 31, 1998    $      --     $ 8,858,027
Net earnings                                      376,964
Stock issued in conjunction
 with acquisition                               6,772,858
Purchase of treasury stock       (485,289)       (485,289)
Exercise of options, net of
 related tax benefit                               12,578
Gain on equity method
 investment, net of related
 tax benefit                                       69,204
Comprehensive income:
 Foreign currency translation
  adjustment                                      (13,300)
-----------------------------------------------------------------
Balance at December 31, 1999    $(485,289)    $15,591,042
-----------------------------------------------------------------

See accompanying Notes to the Consolidated Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION

Infinity Broadcasting Corporation (Infinity or the Company) was incorporated in September 1998. The Company was formed to own and operate CBS Corporation's
(CBS) out-of-home media business, consisting of radio and outdoor advertising. In December 1998, CBS contributed to the Company, at book value, its radio and outdoor advertising properties and related assets. The Company completed an initial public offering of approximately 155 million shares of its Class A common stock in December 1998 (the IPO).

The consolidated financial statements have been prepared assuming that the Company existed as a stand-alone entity during all periods presented. Any acquisitions of radio or outdoor advertising properties by CBS during this period have been presented as the Company's transactions, and any consideration to effect these acquisitions has been treated as a capital contribution by CBS to the Company. These acquisitions include: (a) the radio operations of CBS Inc. in November 1995; (b) Infinity Media Corporation (formerly Infinity Broadcasting Corporation) and subsidiaries, which include TDI Worldwide Inc. (TDI), (collectively, Old Infinity) on December 31, 1996; and (c) the radio operations of American Radio Systems Corporation (American Radio), now known as CBS Radio Inc., on June 4, 1998. The operating results of the acquired entities have been included in the Company's Consolidated Statements of Earnings and Comprehensive Income from their respective dates of acquisition. See Note 3 to the consolidated financial statements.

The financial information included herein may not necessarily reflect the consolidated results of operations, financial position, changes in stockholders' equity, and cash flows of the Company in the future or what they would have been had the Company been a separate, stand-alone entity during the periods presented.

Certain previously reported amounts have been reclassified to conform to the 1999 presentation.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the net assets and entities described in Note 1 to the consolidated financial statements. All material intercompany accounts and transactions have been eliminated. Equity method investments are stated at their cost of acquisition adjusted for our equity in undistributed net income (loss) since the date of acquisition.

REVENUE RECOGNITION

Revenues are primarily derived from the sale of radio advertising spots and outdoor advertising space. Radio advertising revenue is recognized when the spots are broadcast. Revenues from outdoor advertising space are recognized proportionately over the contract term.

STOCK-BASED COMPENSATION

The Company measures compensation cost for stock-based awards, including awards by CBS, using the intrinsic value based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." The pro forma net earnings and pro forma earnings per share disclosures using the fair value based method defined in Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," and other related information are provided in Note 13 to the consolidated financial statements.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and depreciated over their estimated useful lives. Depreciation is generally computed on the straight-line method based on useful lives of 27.5 to 40 years for buildings, 20 years for land improvements, 5 to 20 years for advertising structures and 3 to 12 years for equipment. Leasehold improvements are amortized over the shorter of the useful life or the term of the lease. Expenditures for additions and improvements are capitalized, and costs for repairs and maintenance are charged to operations as incurred.

CASH AND CASH EQUIVALENTS

The Company considers all investment securities with a maturity of three months or less when acquired to be cash equivalents. All cash and temporary investments are placed with high credit quality financial institutions, and the amount of credit exposure to any one financial institution is limited.

INTANGIBLE ASSETS

Intangible assets primarily include goodwill, Federal Communications Commission
(FCC) licenses, which are limited as to availability and have historically appreciated in value with the passage of time, and franchise agreements, which include transit franchise and other land rights. Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value of tangible and identifiable intangible net assets acquired. FCC licenses and goodwill are amortized using the straight-line method over 20 to 40 years. Franchise agreements are amortized over the anticipated life of the contract, which is between 20 to 25 years. Subsequent to the acquisition of an intangible or other long-lived asset, the Company evaluates whether later events and circumstances indicate the remaining estimated useful life of that asset may warrant revision or that the remaining carrying value of such asset may not be recoverable. When factors indicate that an intangible or other long-lived asset should be evaluated for possible impairment, the Company uses an estimate of the related asset's undiscounted future cash flows over the remaining life of that asset in measuring recoverability. If such an analysis indicates that impairment has in fact occurred, the Company writes down the book value of the intangible or other long-lived asset to its fair value, generally measured by discounted future cash flows.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of financial instruments is determined by the Company using the available market information and appropriate valuation methodologies. Accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange or the value that ultimately will be realized by the Company upon maturity or disposition. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

INCOME TAXES

Income taxes are provided using the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized based on differences between book and tax basis of assets and liabilities using presently enacted tax rates. The provision for income taxes is the sum of the amount of income taxes paid or payable for the year as determined by applying the provisions of enacted tax laws to taxable income for that year and the net changes during the year in the Company's deferred tax assets and liabilities other than changes arising from acquisitions and dispositions.

The Company has entered into a tax sharing agreement with CBS (the Tax Sharing Agreement) (see Note 14 to the consolidated financial statements). Prior to the Company's December 1998 initial public offering, current taxes payable were paid immediately through contributed capital. Subsequent to the initial public offering, the Company reimburses CBS as if it were a stand-alone taxpayer, based upon the terms of the Tax Sharing Agreement. During 1999, the Company paid to CBS $290 million for federal and state income and franchise taxes calculated on a stand-alone basis.

Through December 7, 1999, the Company was included as part of CBS's consolidated federal income tax return. The Company has provided for income taxes as if it were a stand-alone taxpayer in accordance with SFAS 109. As a result of the dilution of CBS's ownership interest in Infinity caused by the issuance of shares to acquire Outdoor Systems, Inc. (Outdoor Systems), now known as Infinity Outdoor, Inc., Infinity and CBS will no longer be permitted to file consolidated federal tax returns. Subsequent to December 7, 1999, the Company will file a separate consolidated federal tax return. The Company will continue to be consolidated or combined with CBS in state filings, where applicable.

EARNINGS PER SHARE

The earnings per share have been presented assuming that 700 million shares of Class B common stock were outstanding for all periods presented prior to the Company's IPO. For the year ended December 31, 1999, basic and fully diluted weighted average shares outstanding totaled approximately 867 million and 868 million, respectively. The difference between basic and fully diluted weighted average shares outstanding relates to the dilutive effect of stock options. Basic and fully diluted weighted average shares outstanding totaled approximately 706 million at December 31, 1998.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to intangible assets, program rights, contracts, allowances for doubtful accounts, income taxes and litigation based on currently available information. Changes in facts and circumstances may result in revised estimates.

SUBSIDIARY STOCK TRANSACTIONS

Gains and losses on subsidiary and equity investee stock transactions are recognized directly in stockholders' equity through an increase or decrease to capital in excess of par value in the period in which the transaction occurs.

DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are used, from time to time, to manage interest rate and foreign currency exchange risks. The Company does not use financial instruments for trading or speculative purposes and the Company is not a party to any leveraged derivatives.

Under interest rate swap contracts, the differentials to be received or paid are recognized as an adjustment to interest expense over the life of the contract. Gains and losses on terminations of swap contracts are recognized as interest expense when terminated in conjunction with the termination of the hedged transaction, or to the extent that such hedged transaction remains outstanding, deferred and amortized to interest expense over the remaining life of the hedged transaction.

Forward exchange contracts are used to hedge the currency fluctuations on transactions denominated in foreign currencies. Gains and losses on forward exchange contracts and the offsetting losses and gains on hedged transactions are recorded currently in other income, net in the Consolidated Statements of Earnings and Comprehensive Income. Forward exchange contracts are carried at fair value and are reflected in other current assets or other current liabilities, as appropriate in the Consolidated Balance Sheet.

NEW PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." In June 1999, SFAS 133 was amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of Effective Date of FASB Statement No. 133," which delays the effective date for adoption of SFAS No. 133 for one year, to fiscal years beginning after June 15, 2000. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. The Company's derivative and hedging transactions are not material and it is anticipated that adoption of this standard will not materially impact the Company's financial results when adopted January 1, 2001.

NOTE 3: ACQUISITIONS

On December 7, 1999, the Company completed the acquisition of Outdoor Systems, now known as Infinity Outdoor, Inc., for approximately $8.7 billion, which includes the issuance of approximately 233 million shares of the Company's Class A common stock and the assumption of approximately $1.9 billion of debt, at fair value, and stock options to acquire approximately 28 million shares of the Company's Class A common stock. The acquisition has been accounted for under the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired is being amortized over a 30 year period. On December 6, 1999, CBS, Infinity and Outdoor Systems (the Parties) entered into a final judgment with the United States in connection with Infinity's acquisition of Outdoor Systems. Under the terms of the final judgment, the Parties must divest certain outdoor advertising properties, principally in the New York City area, in accordance with the terms and conditions of the final judgment. The Company does not view these divestitures as material to its business.

On June 4, 1998, the Company completed the acquisition of the radio broadcasting operations of American Radio for approximately $1.4 billion in cash plus the assumption of debt with a fair value of approximately $1.3 billion. The Company received a capital contribution of approximately $1.4 billion from CBS to effect this acquisition and received an additional capital contribution of $567 million to repay a portion of the debt assumed in the American Radio acquisition. The acquisition has been accounted for under the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired is being amortized over a 40 year period.

The estimated fair values of the Outdoor Systems (which are based upon preliminary estimates that may be modified at a later date) and American Radio assets acquired and liabilities assumed are summarized in the following table:

FAIR VALUES OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
(in millions)

                                   OUTDOOR        AMERICAN
                                   SYSTEMS         RADIO
                                AT DECEMBER 7,   AT JUNE 4,
                                     1999           1998
-----------------------------------------------------------
Cash                               $    38        $    18
Receivables                            192             88
Property and equipment               1,846            129
Identifiable intangible assets:
  FCC licenses                          --          2,346
  Goodwill                           6,531            825
Other assets                           228             53
Debt                                (1,865)        (1,316)
Deferred income taxes                  (92)          (654)
Other liabilities                     (106)           (89)
-----------------------------------------------------------
Total purchase price               $ 6,772        $ 1,400
-----------------------------------------------------------

The following unaudited pro forma information combines the consolidated results of operations of the Company with those of Outdoor Systems and American Radio as if the acquisitions occurred on January 1, 1998. The pro forma results give effect to certain purchase accounting adjustments, including additional depreciation expense resulting from a step-up in the basis of fixed assets, additional amortization expense from goodwill and other identifiable intangible assets, increased interest expense from acquisition debt, the related income tax effects and issuance of additional shares of Class A common stock.

PRO FORMA RESULTS
(unaudited, in millions except per-share amounts)

YEAR ENDED DECEMBER 31,                 1999      1998
------------------------------------------------------
Net revenues                          $3,178    $2,734
Net earnings                             238        73
Net earnings per common share --
  Basic and diluted                     0.22      0.08
------------------------------------------------------

This pro forma financial information is presented for comparative purposes only and is not necessarily indicative of the operating results that actually would have occurred had the Outdoor Systems and American Radio acquisitions been consummated on January 1, 1998. In addition, these results are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

NOTE 4: EMPLOYEE BENEFIT PLANS

Certain of the Company's employees are covered by various pension plans sponsored by CBS. Most pension plan benefits are based on either a formula based on career earnings or a final average compensation amount. Pension benefits generally are paid from trusts funded by contributions from the Company. The pension funding policy is consistent with funding requirements of U.S. federal and other governmental laws and regulations. Certain employees are also covered by postretirement benefit arrangements sponsored by CBS consisting of various retiree medical, dental and life insurance arrangements.

The Company has accounted for these plans as multi-employer plans. The Company's allocated expense under benefit plans sponsored by CBS was as follows:

BENEFIT PLAN COSTS
(in thousands)

YEAR ENDED DECEMBER 31,             1999     1998     1997
----------------------------------------------------------
Pension plan cost                   $935   $4,199   $5,451
Postretirement benefit plan cost     430    1,647    1,524
----------------------------------------------------------

SFAS No. 112, "Employers Accounting for Postemployment Benefits," does not have a significant effect on the Company's consolidated financial position or results of operations.

The majority of the Company's employees can participate in various defined contribution savings plans sponsored by the Company. During 1999, 1998 and 1997, certain employees of the Company participated in defined contribution savings plans sponsored by CBS. Such plans generally allow employees to contribute up to 15% of their income on a pretax basis. Depending on the particular plan, the Company will match from 30% to 50% of the first 5% of the employee's base earnings, match 50% of the first 6% of the employee's base earnings, match up to $1,000, or match on a discretionary basis.

NOTE 5: INCOME TAXES

INCOME TAX EXPENSE
(in thousands)

YEAR ENDED DECEMBER 31,         1999       1998       1997
----------------------------------------------------------
Current:
  Federal                   $276,631   $185,598   $143,900
  State                       50,521     41,880     32,406
  Foreign                      6,872      9,142      6,789
----------------------------------------------------------
Total current income tax
  expense                    334,024    236,620    183,095
----------------------------------------------------------
Deferred:
  Federal                     10,212     10,004     11,426
  State                        4,910      2,152      2,457
----------------------------------------------------------
Total deferred income tax
  expense                     15,122     12,156     13,883
----------------------------------------------------------
Income tax expense          $349,146   $248,776   $196,978
----------------------------------------------------------

The Company has Mexican net operating loss carry-forwards of $254 million as of December 31, 1999. These net operating losses arose from the operations of Outdoor Systems prior to its acquisition in December 1999. During 1999, the Company utilized U.S. net operating losses of $21 million or $7 million of income tax benefit. The Mexican net operating loss carryforwards expire in 2008. In addition, the Company has a U.S. alternative minimum tax loss carryforward of $14 million, comprised of $9 million from the acquisition of Outdoor Systems and $5 million generated during 1999.

Although realization is not assured, management believes, based on operating results in 1999 and its expectations for the future, that the taxable income of the Company will more likely than not be sufficient to utilize all of the net operating loss carryforwards prior to their expiration.

Deferred income taxes result from temporary differences in the financial bases and tax bases of assets and liabilities. The types of differences that give rise to deferred income tax assets and liabilities are presented in the table below:

DEFERRED INCOME TAXES BY SOURCE
(in thousands)

DECEMBER 31,                         1999          1998
-------------------------------------------------------
Deferred tax assets:
  Provision for expenses and
    losses                     $  102,450    $  112,936
  Operating losses and credit
    Carryforwards                 105,000            --
  Other                            20,556            --
-------------------------------------------------------
Total deferred tax asset          228,006       112,936
-------------------------------------------------------
Deferred tax liabilities:
  Property, equipment, and
    intangible assets           1,256,677     1,083,989
  Other                           240,710       165,550
-------------------------------------------------------
Total deferred tax
  liabilities                   1,497,387     1,249,539
-------------------------------------------------------
Deferred income tax
  liabilities, net             $1,269,381    $1,136,603
-------------------------------------------------------

A reconciliation of the U.S. Federal statutory tax rate on earnings to the Company's effective tax rate on earnings before income taxes is summarized as follows:

EFFECTIVE TAX RATE RECONCILIATION

YEAR ENDED DECEMBER 31,             1999   1998   1997
------------------------------------------------------
Federal income tax statutory rate    35%    35%    35%
Increase in rate resulting from:
  Amortization of non-deductible
    goodwill                          7     10     11
  State income tax expense, net of
    federal effect                    5      6      6
  Other                               1     --      1
------------------------------------------------------
Income tax effective rate            48%    51%    53%
------------------------------------------------------

The Company has entered into a Tax Sharing Agreement with CBS (see Notes 2 and 14 to the consolidated financial statements).

NOTE 6: PROPERTY AND EQUIPMENT
(in thousands)

DECEMBER 31,                            1999       1998
-------------------------------------------------------
Advertising structures            $1,779,792   $ 12,622
Land and buildings                   195,201    116,218
Equipment                            205,026    169,867
Construction in progress              24,793     11,714
-------------------------------------------------------
Property and equipment, at cost    2,204,812    310,421
Accumulated depreciation            (113,077)   (73,837)
-------------------------------------------------------
Property and equipment, net       $2,091,735   $236,584
-------------------------------------------------------

Included in advertising structures are costs allocated to display leases totaling $813 million and $0 million at December 31, 1999 and 1998, respectively. For the years ended December 31, 1999, 1998, and 1997, depreciation expense totaled $43 million, $26 million, and $20 million, respectively.

NOTE 7: INTANGIBLE ASSETS
(in thousands)

DECEMBER 31,                           1999         1998
--------------------------------------------------------
Goodwill                        $12,370,590   $5,789,580
FCC licenses                      3,859,496    3,804,541
Transit franchise agreements        391,890      276,750
Other intangible assets              96,522           --
--------------------------------------------------------
Intangible assets, at cost       16,718,498    9,870,871
Accumulated amortization           (790,805)    (511,701)
--------------------------------------------------------
Intangible assets, net          $15,927,693   $9,359,170
--------------------------------------------------------

For the years ended December 31, 1999, 1998 and 1997, amortization expense totaled $282 million, $223 million, and $177 million, respectively.

Goodwill, FCC licenses and franchise agreements are presented in the Consolidated Balance Sheet net of accumulated amortization. As of December 31, 1999 and 1998, accumulated amortization for goodwill was $530 million and $363 million, respectively, accumulated amortization for FCC licenses was $217 million and $120 million, respectively, and accumulated amortization for franchise agreements and other intangible assets was $44 million and $28 million, respectively.

NOTE 8: ACCOUNTS PAYABLE AND ACCRUED EXPENSES
(in thousands)

DECEMBER 31,                              1999       1998
---------------------------------------------------------
Accounts payable                      $ 75,898   $ 41,685
Accrued franchise payments              40,841     25,562
Other                                  197,275    109,183
---------------------------------------------------------
Total accounts payable and accrued
  expenses                            $314,014   $176,430
---------------------------------------------------------

NOTE 9: DEBT

LONG-TERM DEBT
(in thousands)

DECEMBER 31,                                1999       1998
-----------------------------------------------------------
Revolver                              $  950,000   $     --
8 7/8% Senior Subordinated Notes,
  due 2007                               447,360         --
9 3/8% Senior Subordinated Notes,
  due 2006                               212,120         --
9 3/4% Senior Notes, due 2005            105,310    148,960
9% Senior Subordinated Notes, due
  2006                                    67,802    152,485
11 3/8% Subordinated Exchange
  Debentures, due 2009                    46,543     98,832
7% Convertible Subordinated
  Debentures, due 2011                        --     78,812
Other                                      8,855      3,191
Unamortized premium, net                  69,280     42,328
-----------------------------------------------------------
Total                                 $1,907,270   $524,608
Less current portion                        (922)      (648)
-----------------------------------------------------------
Long-term debt, net of current
  portion                             $1,906,348   $523,960
-----------------------------------------------------------

In connection with the formation and capitalization of the Company as discussed in Note 1, the Company entered into an agreement with CBS, whereby Infinity had access to a five-year revolving credit agreement, expiring August 29, 2001. The revolving credit facility, as amended in December 1999, provides for $1.5 billion of credit available for the exclusive use of Infinity. Infinity borrowings are guaranteed by CBS. The credit facility provides for short-term money market loans and revolver borrowings. Borrowing rates under the facility are determined at the time of each borrowing and are based generally on a floating rate index, the London Interbank Offer Rate (LIBOR), plus a margin based on CBS's senior unsecured debt rating and leverage ratio. Borrowing availability under the credit agreement is subject to compliance with certain covenants, including a maximum leverage ratio and a minimum interest coverage ratio. At December 31, 1999, the Company had borrowings under the credit facility of $988 million, of which $38 million were short-term. These borrowings were principally from the refinancing of debt assumed upon the closing of the Outdoor Systems acquisition.

In December 1999, the Company assumed approximately $1.9 billion in debt as part of the Outdoor Systems acquisition, comprised of revolving credit debt of approximately $1.1 billion and Senior Subordinated Notes (8 7/8% Notes and
9 3/8% Notes) of approximately $0.8 billion. The 8 7/8% Notes and 9 3/8% Notes were recorded at their fair market value as of the acquisition date, which resulted in a net premium of approximately $59 million. The indentures for each of these obligations contain covenants applicable to Outdoor Systems including, among others, limitations on sales of assets, dividend payments, future indebtedness and the issuance of preferred stock. Under the most restrictive of the covenants of these indentures, $440 million of Outdoor Systems net assets at December 31, 1999, are restricted. This in turn, limits the ability of Outdoor Systems to pay dividends. As a result of the change in control related to the acquisition of Outdoor Systems by Infinity, an offer to purchase the outstanding securities was made in January 2000. The offer expired in February 2000 and $6 million of the notes were redeemed.

In conjunction with the June 1998 acquisition of American Radio, the Company assumed approximately $1.3 billion of American Radio debt, of which $567 million, borrowed under their revolving credit agreement, was repaid immediately upon acquisition. The 9% Senior Subordinated Notes, the 9 3/4% Senior Notes, and the 11 3/8% Cumulative Exchangeable Preferred Stock (subsequently exchanged into 11 3/8% Subordinated Exchange Debentures) were recorded at their fair market value as of the acquisition date, which resulted in a net premium of $73 million. At the time of the acquisition, American Radio's 7% Convertible Exchangeable Preferred Stock remained outstanding. In September 1998, this preferred stock was converted into 7% Convertible Subordinated Debentures. Under the most restrictive covenants of the indentures relating to the American Radio debt, approximately $1.2 billion of American Radio's net assets at December 31, 1999 are restricted. This, in turn, limits the ability of American Radio to pay dividends.

During 1999, the Company purchased at market prices, certain outstanding 8 7/8%, 9% and 9 3/8% Senior Subordinated Notes, 9 3/4% Senior Notes and 11 3/8% Subordinated Exchange Debentures with an aggregate face value of $272 million, at a cost of $294 million. Additionally during 1999, the Company redeemed the remaining shares of the 7% Convertible Subordinated Debentures with a face value of $76 million, at a cost of $79 million. During 1998, the Company purchased at market prices, certain outstanding 11 3/8% Subordinated Exchange Debentures and 9% Senior Subordinated Notes with a face value of $128 million, at a cost of $148 million. Additionally during 1998, the Company redeemed shares of the 7% Convertible Subordinated Debentures with a face value of $61 million, at a cost of $64 million.

There are no significant scheduled long-term debt repayments from January 1, 2000 to December 31, 2004, except for the revolving credit facility, which is due in 2001.

NOTE 10: LEGAL MATTERS

The Company is party to various legal proceedings arising in the ordinary course of business. In the opinion of management of the Company, however, there are no legal proceedings pending against the Company likely to have a material adverse effect on the Company.

NOTE 11: CONTINGENT LIABILITIES AND OTHER COMMITMENTS

LEASES

The Company has commitments under operating leases for certain facilities and equipment. Rental expense for the years ended December 31, 1999, 1998, and 1997 was $52 million, $30 million, and $18 million, respectively. These totals include immaterial amounts for contingent rentals and sublease income.

Additionally, the Company has franchise rights entitling it to display advertising on such outdoor media as buses, taxis, trains, bus shelters, terminals, billboards, and phone kiosks. Under most of these franchise agreements, the franchiser is entitled to receive the greater of a percentage of the relevant advertising revenues, net of advertising agency fees, or a specified guaranteed minimum annual payment. Franchise payments totaled $271 million, $222 million and $192 million in 1999, 1998 and 1997, respectively.

At December 31, 1999, aggregate minimum rental and franchise payments due during the next five years and thereafter are as follows:

MINIMUM RENTAL PAYMENTS
(in thousands)

                                             GUARANTEED
                                              MINIMUM
                                 OPERATING   FRANCHISE
                                  LEASES      PAYMENTS
-------------------------------------------------------
2000                             $130,177     $201,952
2001                              101,289      189,738
2002                               83,121      144,291
2003                               69,587      107,633
2004                               46,012       88,048
Thereafter                        113,388      104,686
-------------------------------------------------------
Minimum rental payments          $543,574     $836,348
-------------------------------------------------------

OTHER COMMITMENTS

The Company routinely enters into commitments to purchase broadcast rights. Expenses for broadcast rights totaled $65 million, $48 million and $34 million for the years ended December 31, 1999, 1998 and 1997, respectively. These contracts permit the broadcast of such properties for various periods. At December 31, 1999, the Company was committed to make payments under such broadcasting contracts, along with commitments for talent contracts, of $154 million. At December 31, 1999, aggregate payments for these commitments during the next five years and thereafter are as follows:

OTHER COMMITMENTS
(in thousands)

-------------------------------------------------------
2000                                           $ 84,667
2001                                             35,616
2002                                             20,490
2003                                              7,319
2004                                              3,962
Thereafter                                        2,228
-------------------------------------------------------
Total other commitments                        $154,282
-------------------------------------------------------

NOTE 12: STOCKHOLDERS' EQUITY

In December 1998, the Company completed its IPO, resulting in gross proceeds to the Company of approximately $3.2 billion. Prior to December 1998, the Company was a wholly-owned subsidiary of CBS. Immediately prior to the IPO, the Company amended its Certificate of Incorporation to change its authorized capital stock to 50 million shares of Preferred Stock, 2 billion shares of Class A common stock, and 2 billion shares of Class B common stock.

On June 17, 1999, the Company announced that its board of directors had authorized the purchase of up to $500 million of its Class A common stock. On January 13, 2000, the Company expanded its stock buy-back program to purchase an additional $500 million of the Company's Class A common stock. During 1999, the Company acquired approximately 17.6 million shares of its Class A common stock at a cost of $485 million and as of December 31, 1999, the acquired shares remain held in treasury. The entire buy-back was funded from the Company's internal cash resources.

On December 7, 1999, the Company acquired Outdoor Systems for approximately $8.7 billion. The total purchase price was paid through the issuance of approximately 233 million shares of the Company's Class A common stock and the assumption of approximately $1.9 billion of debt, at fair value, and stock options to acquire approximately 28 million shares of the Company's Class A common stock. The acquisition is being accounted for under the purchase method.

Subsequent to the merger between Westwood One and Metro Networks, Inc., the Company beneficially owns shares and vested warrants representing approximately 17% of Westwood One's common stock. The Company recognized a change in interest gain of $69 million, net of deferred taxes of $45 million, increasing the carrying value of the Company's investment in Westwood One to $253 million. The Company accounts for its investment in Westwood One using the equity method of accounting. Based upon quoted market prices at December 31, 1999, the market value of the Company's investment in Westwood One would have exceeded the carrying value of the investment by $355 million.

As of December 31, 1999, the Company had approximately 373 million shares of Class A common stock outstanding and 700 million shares of Class B common stock outstanding. As of December 31, 1998, the Company had approximately 155 million shares of Class A common stock outstanding and 700 million shares of Class B common stock outstanding. As of December 31, 1999 and 1998, no preferred shares were issued. As of December 31, 1999, CBS beneficially owned 100% of the Class B common stock, representing 64.3% of the Company's equity ownership and 90.0% of the combined voting power of the Company's Class A and Class B common stock, on a fully diluted basis.

Holders of Class A common stock and Class B common stock generally have identical voting rights and vote together as a single class (and not as separate classes), except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to five votes per share, and the shares of Class B common stock maintain certain conversion rights and transfer restrictions. Holders of Class A common stock and Class B common stock will share equally on a per-share basis in any dividends declared by the Board of Directors. At December 31, 1999, the number of recordholders of the Class A and Class B common stock was approximately 650 and 1, respectively.

NOTE 13: STOCK-BASED COMPENSATION PLANS

The Company accounts for stock-based compensation plans under APB Opinion 25. For stock options granted, the option price is not less than the market value of shares on the grant date; therefore, no compensation cost has been recognized for stock options granted.

At December 31, 1999, the Company had several stock-based compensation plans that provide for the granting of stock-based awards, including non-statutory stock options, to non-employee directors of the Company, officers or employees of the Company, its parent, or their subsidiaries. At December 31, 1999, approximately 18 million shares of the Company's Class A common stock were authorized for awards under the plans, of which approximately 12 million shares remained available for future award. Generally, stock option awards vest over three years from the date of grant and expire ten years from the date of grant.

In conjunction with the acquisition of Outdoor Systems on December 7, 1999, the Company assumed approximately 28 million options to acquire shares of the Company's Class A common stock with a weighted-average exercise price of $2.89 per share.

Infinity Stock Option
Information                          1999
                             ----------------------
                                          WEIGHTED-
                                           AVERAGE
                                          EXERCISE
                              SHARES        PRICE
---------------------------------------------------
Balance at January 1                  --     $   --
Options granted                5,715,937      26.15
Awards assumed                27,821,998       2.89
Options exercised               (723,903)      1.65
Options forfeited                (48,000)     25.94
---------------------------------------------------
Balance at December 31        32,766,032     $ 6.94
---------------------------------------------------
Exercisable at December 31    27,098,095     $ 2.93
---------------------------------------------------

INFINITY STOCK OPTIONS OUTSTANDING AT DECEMBER 31, 1999

                                                                                           WEIGHTED-
                                                        WEIGHTED-                           AVERAGE
                      OPTIONS                            AVERAGE                           EXERCISE
                  OUTSTANDING AT       WEIGHTED-        REMAINING                          PRICE OF
   RANGE OF        DECEMBER 31,         AVERAGE        CONTRACTUAL     EXERCISABLE AT     EXERCISABLE
EXERCISE PRICES        1999          EXERCISE PRICE   LIFE IN YEARS   DECEMBER 31, 1999     OPTIONS
-----------------------------------------------------------------------------------------------------
$     --                65,384(1)        $   --            N/A               65,384         $   --
   .01--  .99       17,162,897(2)           .04            N/A           17,162,897            .04
  1.00-- 4.99        5,802,700             1.58            6.4            5,802,700           1.58
  5.00-- 9.99          158,920             7.25            7.4              158,920           7.25
 10.00--14.99        1,259,518            12.47            8.1            1,259,518          12.47
 15.00--19.99        2,648,676            19.87            9.2            2,648,676          19.87
 20.00--27.99        5,667,937            26.15            9.2                   --             --
-----------------------------------------------------------------------------------------------------
Total               32,766,032           $ 6.94                          27,098,095         $ 2.93
-----------------------------------------------------------------------------------------------------

Notes:

(1) These options have no exercise price, have no expiration date and are exercisable only upon termination.

(2) These options are fully exercisable and have no expiration date.

Certain employees of the Company have options to acquire shares of CBS's common stock that were issued prior to the initial public offering. The stock option information in the following tables reflects options to acquire CBS's common stock held by employees of the Company.

CBS CORPORATION STOCK OPTION INFORMATION


                                       1999                      1998                      1997
                              -----------------------   -----------------------   -----------------------
                                           WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                            AVERAGE                   AVERAGE                   AVERAGE
                                            EXERCISE                  EXERCISE                  EXERCISE
                                SHARES       PRICE        SHARES       PRICE        SHARES       PRICE
---------------------------------------------------------------------------------------------------------
Balance at January 1          20,206,220     $13.54     25,456,440     $ 7.30     23,723,498     $ 6.04
Options granted                       --         --      3,459,745      30.01      2,623,653      18.56
Options exercised             (1,449,368)      4.62     (8,491,073)      1.40       (846,829)      6.32
Options forfeited                (63,475)     29.80       (218,892)     19.01        (43,882)     18.57
---------------------------------------------------------------------------------------------------------
Balance at December 31        18,693,377     $14.17     20,206,220     $13.54     25,456,440     $ 7.30
---------------------------------------------------------------------------------------------------------
Exercisable at December 31    17,121,659     $12.93     16,369,506     $10.02     19,426,144     $ 4.96
---------------------------------------------------------------------------------------------------------

CBS CORPORATION STOCK OPTIONS OUTSTANDING AT DECEMBER 31, 1999

                                                                                           WEIGHTED-
                                                        WEIGHTED-                           AVERAGE
                     OPTIONS                             AVERAGE                           EXERCISE
                  OUTSTANDING AT       WEIGHTED-        REMAINING                          PRICE OF
   RANGE OF        DECEMBER 31,         AVERAGE        CONTRACTUAL     EXERCISABLE AT     EXERCISABLE
EXERCISE PRICES        1999          EXERCISE PRICE   LIFE IN YEARS   DECEMBER 31, 1999     OPTIONS
-----------------------------------------------------------------------------------------------------
$.0002-- 4.99        3,323,905           $ 1.92            2.4            3,323,905         $ 1.92
     5-- 9.99        4,475,831             7.04            4.6            4,475,831           7.04
    10--14.99        2,054,882            13.74            5.9            2,054,882          13.74
    15--19.99        5,509,139            17.95            6.7            5,192,145          17.92
    20--29.99        2,933,625            29.81            8.0            1,868,077          29.81
    30--36.53          395,995            31.60            8.3              206,819          31.64
-----------------------------------------------------------------------------------------------------
Total               18,693,377           $14.17                          17,121,659         $12.93
-----------------------------------------------------------------------------------------------------

The majority of the options to acquire shares of CBS common stock contain a provision that accelerates their vesting upon a change in control. The consummation of the merger with Viacom would be considered to be a change in control under these option agreements. Each CBS option outstanding at the time of the merger will convert into 1.085 options to purchase shares of Viacom Class B nonvoting common stock at an exercise price adjusted for the 1.085 conversion factor. The merger between Viacom and CBS does not accelerate vesting for holders of options to acquire shares of Infinity's Class A common stock.

RESULTS OF OPERATIONS
(in thousands except per-share amounts)

Assuming compensation cost for the 1999 Infinity stock option grants and the CBS stock option grants made prior to the IPO had been determined under the provisions of SFAS 123, the Company's net earnings and earnings per common share would have been as follows:

YEAR ENDED DECEMBER 31,                                           1999        1998        1997
----------------------------------------------------------------------------------------------
Net earnings as reported                                      $376,964    $234,806    $177,629
Pro forma net earnings                                         355,999     226,212     165,274
Net earnings per basic common share as reported                   0.44        0.33        0.25
Net earnings per diluted common share as reported                 0.43        0.33        0.25
Pro forma net earnings per basic and diluted common share         0.41        0.32        0.24
----------------------------------------------------------------------------------------------

These pro forma effects may not be representative of future amounts since the estimated fair value of stock options on the date of grant is amortized to expense over the vesting period, and additional options may be granted in future years.

Options to acquire shares of Infinity's Class A common stock granted during 1999 had a weighted average fair value per-share of $13.37. Options to acquire shares of CBS common stock granted during 1998 and 1997 had a weighted average fair value per-share of $14.08, and $7.79, respectively.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The following weighted-average assumptions were used for option grants to acquire Infinity stock in 1999 and CBS stock in 1998, and 1997, respectively: risk-free interest rates of 5.1%, 5.5%, and 6.4%, expected dividend yields of 0.0%, 0.0%, and 1.0%; expected volatility of 38%, 31%, and 30%; and expected lives of 7.5 years, 7.5 years, and 7.3 years, respectively.

Pursuant to the Tax Sharing Agreement, the tax deductions resulting from the exercise of CBS stock options by employees of the Company will not reduce the Company's federal taxable income.

NOTE 14: RELATED PARTY TRANSACTIONS

In December 1998, the Company completed its IPO. After the IPO, CBS beneficially owned 95.8% of the combined voting power and 81.8% of the equity of the Company. As of December 31, 1999, CBS beneficially owned 90.0% of the combined voting power and 64.3% of the equity of the Company, on a fully diluted basis.

In connection with the IPO, the Company entered into an intercompany agreement with CBS (the Intercompany Agreement) pursuant to which CBS provides the Company with a number of services, including among others, certain legal, financial, administrative and executive services. The costs of these services are allocated according to established methodologies determined by CBS on an annual basis. For 1999, 1998, and 1997, allocated expenses of $8 million, $7 million, and $13 million, respectively, were included in the Company's Consolidated Statements of Earnings and Comprehensive Income.

The Intercompany Agreement also requires the Company and CBS to provide broadcast time to each other. The Company expects to continue this practice. The revenues or costs associated with these intercompany transactions were not significant in the periods presented.

The Company and CBS have entered into and expect to continue to enter into joint advertising arrangements. Revenues are distributed to the parties providing the services based upon the contract terms. The revenues associated with such sales were not significant in the periods presented.

The Tax Sharing Agreement with CBS generally provides that the Company will pay to CBS an amount equal to the amount of income taxes the Company would have paid if it had filed separate income tax returns. After December 7, 1999, the Company will file a separate consolidated federal tax return. The Company will continue to be consolidated or combined with CBS in state filings, where applicable. Reference is made to the full text of the Intercompany and Tax Sharing Agreements, copies of which have been filed with the Securities and Exchange Commission.

During 1999, CBS closed on a number of strategic investments focused on growing its Internet-based operations. CBS received an equity interest in these Internet companies, in exchange for future promotional time on CBS and the Company's properties. During the later half of 1999, the Company provided advertising and promotional time on behalf of these investments and will receive an economic interest in certain CBS Internet investments.

The Company owns a minority equity interest in Westwood One. Many of the Company's radio stations are affiliated with Westwood One and Westwood One distributes nationally, certain of the Company's network programming. In connection with these arrangements, the Company receives affiliation fees as well as programming cost reimbursements and in certain instances, shares in revenue from the sale of the Company's programming. In addition, an officer and a non-executive employee of the Company serve as officers of Westwood One for which the Company receives a management fee, which includes warrants to acquire shares of Westwood One's common stock. Revenue and expense reimbursements from these arrangements recorded by the Company in 1999, 1998 and 1997 totaled $67 million, $64 million and $62 million, respectively. Mr. Karmazin is a director of Westwood One and Mr. Suleman is the executive vice president, chief financial officer and secretary and a director of Westwood One.

Infinity Outdoor is a party to a Services Agreement with Williams Manufacturing, Inc. (WMI) and J&L Industries, Inc. (J&L), companies controlled by Mr. William
S. Levine, a director of the Company and Chairman of Infinity Outdoor. Pursuant to the agreement, WMI and J&L made at least a majority of Mr. Levine's business time available to Infinity Outdoor, for which Infinity Outdoor paid WMI and J&L an aggregate of $450,000 in 1999.

In addition, certain partnerships controlled by Mr. Levine or in which Mr. Levine is a partner lease certain sites to Infinity Outdoor on which the Company has placed advertising displays. Infinity Outdoor made aggregate lease payments to such partnerships of approximately $139,000 in 1999. In connection with the acquisition of Infinity Outdoor by the Company, these leases were renegotiated and new leases, on substantially identical terms, were entered into for terms commencing January 1, 2000 through December 31, 2004. The Company believes that these leases are on terms at least as favorable as would be available with unrelated third parties through arms-length negotiations.

NOTE 15: FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of financial instruments is determined using the best available market information and appropriate valuation methodologies. However, considerable judgment is necessary in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market exchange or the value that ultimately will be realized upon maturity or disposition. Additionally, because of the variety of valuation techniques permitted under SFAS No. 107, "Disclosures about Fair Values of Financial Instruments," comparability of fair values among entities may not be meaningful. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

As of December 31, 1999 and 1998, most of the Company's financial instruments including cash and cash equivalents, receivables, payables and accruals are short term in nature. Accordingly, the carrying amount of these financial instruments approximates their fair value.

The following methods and assumptions were used to estimate the fair value of financial instruments for which it was practicable to estimate that value:

- The fair value of noncurrent customer and other receivables is estimated by discounting the expected future cash flows at interest rates commensurate with the creditworthiness of the customer or other third party. The fair value of the Company's noncurrent customer and other receivables approximates its carrying value at December 31, 1999 and 1998.

- The fair value of long-term debt is estimated using quoted market prices or discounted cash flow methods based on the Company's current borrowing rates for similar types of borrowing arrangements with comparable terms and maturities. The carrying values and fair values of the Company's fixed rate debt were $888 million and approximately $978 million, respectively, at December 31, 1999 and $525 million and approximately $527 million, respectively, at December 31, 1998.

- The Company is subject to risks associated with changes in foreign currency exchange rates that affect the value of transactions denominated in foreign currencies. Foreign exchange forward contracts are used to manage certain of these risks, primarily with respect to the Canadian dollar. These contracts generally mature in less than six months. At December 31, 1999 and 1998, the notional amount of forward contracts was $91 million and $0 million, respectively. The increase in 1999 relates to contracts to hedge exposures at Outdoor Systems which was acquired in December 1999. Foreign exchange forward contracts are carried on the balance sheet at fair value based on quoted market prices to terminate the contracts. At December 31, 1999 and 1998, the fair value of these contracts was not material.

- At December 31, 1999, the Company had variable-to-fixed interest rate swap contracts outstanding with a notional value of $775 million. The swap contracts expire in less than three months. The fair value of these swaps at December 31, 1999 was not material. At December 31, 1998, no interest rate swap contracts were outstanding.

- The Company's credit exposure under foreign currency exchange contracts and interest rate swap contracts is limited to the cost of replacing a contract in the event of non-performance by our counterparties. To minimize this risk, we select high credit quality counterparties. We do not anticipate nonperformance by our counterparties.

- Outstanding letters of credit totaled $54 million in 1999 and $0 million in 1998. The Company does not believe it is practicable to estimate the fair value of these financial instruments and does not expect any material losses from their resolution since performance is not likely to be required.

NOTE 16: SEGMENT AND GEOGRAPHIC INFORMATION

The Company's operations are principally focused on the out-of-home media business and are aligned in two business segments, Radio and Outdoor. The Company's Radio segment has been restated for all periods presented to reflect the costs of the Company's corporate headquarters separately. These costs are comprised mainly of compensation and general operating expenses for the corporate headquarters. Previously, the costs related to the Company's corporate headquarters were reflected as a component of the Radio segment.

SEGMENT DATA
(in millions)

                                                                                                    DEPRECIATION AND
                                 REVENUES                   EBITDA           OPERATING EARNINGS       AMORTIZATION
                         ------------------------    --------------------    ------------------    ------------------
YEAR ENDED DECEMBER 31,    1999     1998     1997      1999   1998   1997    1999   1998   1997    1999   1998   1997
---------------------------------------------------------------------------------------------------------------------
Radio                    $1,835   $1,459   $1,104    $  918   $709   $510    $651   $476   $328    $267   $227   $176
Outdoor                     614      434      376       161     96     73     102     73     52      58     23     21
---------------------------------------------------------------------------------------------------------------------
Total segments            2,449    1,893    1,480     1,079    805    583     753    549    380     325    250    197
Corporate                    --       --       --       (12)    (7)    (8)    (12)    (7)    (8)     --     --     --
---------------------------------------------------------------------------------------------------------------------
Total                    $2,449   $1,893   $1,480    $1,067   $798   $575    $741   $542   $372    $325   $250   $197
---------------------------------------------------------------------------------------------------------------------

                                                                                         EXPENDITURES FOR
                                     LONG-LIVED ASSETS            TOTAL ASSETS          LONG-LIVED ASSETS
                                    --------------------   --------------------------   ------------------
YEAR ENDED DECEMBER 31,               1999   1998   1997      1999      1998     1997   1999   1998   1997
----------------------------------------------------------------------------------------------------------
Radio                               $  530   $404   $229   $ 9,857   $ 9,869   $6,558   $38    $23     $10
Outdoor                              1,894     15     12     9,423       522      505    15      7       5
----------------------------------------------------------------------------------------------------------
Total segments                       2,424    419    241    19,280    10,391    7,063    53     30      15
Corporate                                3      3      1        47       407       11    --      2      --
----------------------------------------------------------------------------------------------------------
Total                               $2,427   $422   $242   $19,327   $10,798   $7,074   $53    $32     $15
----------------------------------------------------------------------------------------------------------

Management believes that earnings before interest, taxes, minority interest, depreciation and amortization (EBITDA) is an appropriate measure for evaluating the operating performance of the Company's business. EBITDA eliminates the effect of depreciation and amortization of tangible and intangible assets, most of which were acquired in acquisitions accounted for under the purchase method of accounting, including CBS Inc.'s radio operations, Old Infinity, American Radio and Outdoor Systems. The exclusion of amortization expense eliminates variations in results among stations or other entities caused by the timing of acquisitions. More recent acquisitions reflect higher amortization expense due to increasing prices associated with out-of-home properties.

However, EBITDA should be considered in addition to, not as a substitute for, operating earnings, net earnings, cash flows and other measures of financial performance reported in accordance with generally accepted accounting principles. As EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, this measure may not be comparable to similarly titled measures employed by other companies.

The Company's operations are primarily based in the United States. However, net revenues of $204 million and $161 million in 1999 and 1998, respectively, were derived from the Company's foreign operations. The 1999 and 1998 foreign revenues were primarily attributable to TDI sales in the United Kingdom, Ireland and the Netherlands. As of December 31, 1999 and 1998, more than 83% and 95%, respectively, of the Company's long lived assets are located within the United States.

Long-lived assets in the preceding table consist of equity investments, net property, plant and equipment, and long-term notes, and exclude such assets as goodwill, FCC licenses, and other intangible assets. Expenditures for long-lived assets correspond to the Company's capital expenditures and investments in equity method entities.

NOTE 17: SUBSEQUENT EVENTS (AS OF MARCH 21, 2000)

On March 3, 2000, the Company entered into an Asset Purchase Agreement to acquire 18 radio stations from Clear Channel Communications, Inc. for approximately $1.4 billion. These stations are located in San Diego, Phoenix, Denver, Cleveland, Cincinnati, Orlando and Greensboro--Winston-Salem. The transaction is subject to regulatory reviews and approvals, and is expected to close by year-end 2000.

On March 21, 2000, the Company announced that it had entered into an agreement to purchase Giraudy, one of France's largest outdoor advertising companies, for approximately $425 million. The transaction is expected to close mid-year 2000.

The Company plans to finance these acquisitions with excess cash from operations and by executing a credit facility which will increase its borrowing availability by $2.0 billion.

                       INFINITY BROADCASTING CORPORATION
    CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
    ----------------------------------------------------------------------
              (unaudited, in thousands except per-share amounts)

                                                                          NINE MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                   ---------------------------
                                                                        2000           1999
                                                                   -------------- ------------
Total revenues                                                     $ 3,160,703    $ 1,925,915
Less agency commissions                                               (371,479)      (236,191)
---------------------------------------------------------------    -----------    -----------
Net revenues                                                         2,789,224      1,689,724

Operating expenses excluding depreciation and amortization           1,535,465        973,000
Depreciation and amortization                                          510,725        219,530
---------------------------------------------------------------    -----------    -----------
Total operating expenses                                             2,046,190      1,192,530
---------------------------------------------------------------    -----------    -----------
Operating earnings                                                     743,034        497,194
Interest income (expense), net                                        (114,851)        (1,881)
Other income (expense), net                                             (1,586)           412
                                                                   -----------    -----------
Earnings before income taxes and minority interest                     626,597        495,725
Income taxes                                                          (343,374)      (236,956)
Minority interest in (income) loss of consolidated subsidiaries             15            (13)
---------------------------------------------------------------    -----------    -----------
Net earnings                                                       $   283,238    $   258,756
===============================================================    ===========    ===========
Basic and diluted earnings per common share                        $      0.26    $      0.30
===============================================================    ===========    ===========
Weighed average common shares outstanding --
         Basic                                                       1,087,817        851,654
         Diluted                                                     1,091,690        851,770
===============================================================    ===========    ===========
Comprehensive income:
Foreign currency translation adjustment                                (31,319)          (369)
Comprehensive income                                               $   251,919    $   258,387
===============================================================    ===========    ===========

See Notes to the Condensed Consolidated Financial Statements.

                       INFINITY BROADCASTING CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEET
                    (in thousands except per-share amounts)


                                                                                  (UNAUDITED)
                                                                                  SEPTEMBER 30,      DECEMBER 31,
                                                                                      2000              1999
                                                                                 --------------   ---------------
ASSETS
    Cash and cash equivalents                                                     $    143,750    $     71,636
    Receivables (net of allowance for doubtful accounts of $68,734
      and $48,868, respectively)                                                       882,253         748,622
    Prepaid and other current assets                                                   149,153         108,846
    Deferred income taxes                                                               44,061          44,017
-------------------------------------------------------------------------------   ------------    ------------
    Total current assets                                                             1,219,217         973,121
    Property and equipment, net                                                      2,254,969       2,091,735
    Intangible assets, net                                                          17,537,198      15,927,693
    Other assets                                                                       388,173         334,906
-------------------------------------------------------------------------------   ------------    ------------
Total assets                                                                      $ 21,399,557    $ 19,327,455
===============================================================================   ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
    Accounts payable and accrued expenses                                         $    438,456    $    314,014
    Accrued compensation                                                                85,720          69,170
    Accrued interest                                                                    39,756          17,112
    Accrued income taxes                                                                53,028          12,192
    Short-term debt                                                                         --          38,000
    Other current liabilities                                                            5,648             943
-------------------------------------------------------------------------------   ------------    ------------
    Total current liabilities                                                          622,608         451,431
    Long-term debt                                                                   3,638,369       1,906,348
    Deferred income taxes                                                            1,305,062       1,313,398
    Other noncurrent liabilities                                                       151,368          65,236
-------------------------------------------------------------------------------   ------------    ------------
Total liabilities                                                                    5,717,407       3,736,413
-------------------------------------------------------------------------------   ------------    ------------
Stockholders' equity:
    Preferred stock, par value $0.01 (50,000 shares
      authorized, no shares issued)                                                         --              --
    Class A common stock, par value $0.01 (2,000,000 shares
      authorized, 415,716 and 390,709 shares issued at September 30, 2000 and
      December 31, 1999, respectively)                                                   4,157           3,907
    Class B common stock, par value $0.01 (2,000,000 shares authorized, 700,000
      shares issued at September 30, 2000 and December 31, 1999, respectively)           7,000           7,000
    Capital in excess of par value                                                  15,754,559      15,657,734
    Accumulated earnings                                                               704,228         420,990
    Accumulated other comprehensive loss                                               (44,619)        (13,300)
===============================================================================   ============    ============
                                                                                    16,425,325      16,076,331
    Less: Common stock held in treasury, at cost (25,377 shares and 17,636 shares held in treasury at September 30, 2000 and December 31, 1999,
         respectively)                                                                (743,175)       (485,289)
===============================================================================   ============    ============
Total stockholders' equity                                                          15,682,150      15,591,042
===============================================================================   ============    ============
Total liabilities and stockholders' equity                                        $ 21,399,557    $ 19,327,455
===============================================================================   ============    ============

See Notes to the Condensed Consolidated Financial Statements.

                       INFINITY BROADCASTING CORPORATION
                CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                           (unaudited, in thousands)

                           NINE MONTHS ENDED SEPTEMBER 30,                          2000            1999
-------------------------------------------------------------------------       ------------   ------------
Cash flows from operating activities:
  Net earnings                                                                  $   283,238    $   258,756
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization                                                  510,725        219,530
     Deferred taxes                                                                 297,974          7,010
     Other noncash items                                                            (10,483)        (4,616)
     Changes in assets and liabilities, net of acquisitions and dispositions:
       Increase in accounts receivable                                              (10,567)       (41,922)
       Increase in other assets                                                     (72,948)       (37,682)
       (Decrease) increase in accounts payable and accrued expenses                 (20,657)        39,279
       Increase (decrease) in accrued interest                                       22,644         (6,317)
       Increase in accrued income taxes payable                                      26,366         25,361
       Decrease in other liabilities                                                (55,217)        (1,855)
-------------------------------------------------------------------------       -----------    -----------
Net cash provided by operating activities                                           971,075        457,544
-------------------------------------------------------------------------       -----------    -----------
Cash flows from investing activities:
    Proceeds from dispositions                                                           --         58,750
    Business acquisitions                                                        (2,163,660)      (145,043)
    Capital expenditures                                                            (68,425)       (29,371)
-------------------------------------------------------------------------       -----------    -----------
Net cash used for investing activities                                           (2,232,085)      (115,664)
-------------------------------------------------------------------------       -----------    -----------
Cash flows from financing activities:
    Net decrease in short-term debt                                                 (38,000)            --
    Bank revolver borrowings                                                      2,150,000             --
    Bank revolver payments                                                       (2,845,000)            --
    Commercial paper borrowings                                                   2,451,107             --
    Purchase of notes                                                              (115,352)      (271,766)
    Treasury stock repurchases                                                     (335,893)      (438,716)
    Proceeds from exercise of stock options                                          66,262             --
-------------------------------------------------------------------------       -----------    -----------
Net cash provided by (used for) financing activities                              1,333,124       (710,482)
-------------------------------------------------------------------------       -----------    -----------
Increase (decrease) in cash and cash equivalents                                     72,114       (368,602)
Cash and cash equivalents at beginning of period                                     71,636        497,701
-------------------------------------------------------------------------       -----------    -----------
Cash and cash equivalents at end of period                                      $   143,750    $   129,099
-------------------------------------------------------------------------       -----------    -----------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
    Interest                                                                    $   114,933    $    27,527
    Income taxes                                                                     30,702        205,206
-------------------------------------------------------------------------       -----------    -----------

See Notes to the Condensed Consolidated Financial Statements.

                       INFINITY BROADCASTING CORPORATION
     NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

The condensed consolidated financial statements include the accounts of Infinity Broadcasting Corporation and its subsidiary companies (together, Infinity or the Company) after elimination of intercompany accounts and transactions. When reading the financial information contained in this Form 8-K, reference should be made to the consolidated financial statements, schedules, and notes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000. Certain previously reported amounts have been reclassified to conform to the current year presentation. In the opinion of management, the condensed consolidated financial statements include all material adjustments necessary to present fairly the Company's financial position, results of operations and cash flows. Such adjustments are of a normal recurring nature. The results for this interim period are not necessarily indicative of results for the entire year or any other interim period.

Infinity was incorporated in September 1998. The Company was formed to own and operate CBS Corporation's (CBS) out-of-home media business. In December 1998, CBS contributed to the Company, at book value, its radio and outdoor advertising properties and related assets. The Company completed an initial public offering of approximately 155 million shares of its Class A common stock in December 1998 (the IPO).

On May 4, 2000, CBS merged with Viacom Inc. (Viacom), and as a result of the merger, Infinity became a majority-owned subsidiary of Viacom. As of September 30, 2000, Viacom holds 100% of the Company's Class B common stock, which represents approximately 64.2% of the equity and 90.0% of the voting power of the Company, on a fully diluted basis.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to intangible assets, program rights, contracts, allowance for doubtful accounts, income taxes and litigation, based on currently available information. Changes in facts and circumstances may result in revised estimates.

2. ACQUISITIONS

On December 7, 1999, the Company completed the acquisition of Outdoor Systems, Inc., now known as Infinity Outdoor, Inc. (Infinity Outdoor), for approximately $8.7 billion. The acquisition has been accounted for under the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired is being amortized over a 30-year period. On December 6, 1999, Infinity and Infinity Outdoor (the Parties) entered into a final judgment with the United States in connection with Infinity's acquisition of Infinity Outdoor. Under the terms of the final judgment, the Parties must divest certain outdoor advertising properties, principally in the New York City area, in accordance with the terms and conditions of the final judgment. The Company does not view these divestitures as material to its business.

On August 24, 2000, the Company completed the acquisition of 18 radio stations from Clear Channel Communications, Inc. (Clear Channel) for $1.4 billion in an asset transaction. These stations are located in San Diego, Phoenix, Denver, Cleveland, Cincinnati, Orlando and Greensboro--Winston-Salem.

The following unaudited pro forma information combines the consolidated results of operations of the Company with those of its acquisitions of radio and outdoor properties, as if these acquisitions had occurred on January 1, 1999. The pro forma results give effect to certain purchase accounting adjustments, including additional amortization expense from goodwill and other identifiable intangible assets, increased interest expense from acquisition debt, the related income tax effects and issuance of additional shares of Class A common stock.

PRO FORMA RESULTS
(unaudited, in thousands except per-share amounts)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                        ----------------------------
                                                             2000          1999
                                                        -------------- -------------
Net revenues                                              $2,947,309     $2,538,362
Net earnings                                                 255,870        134,854
Net earnings per common share - basic and diluted         $     0.23     $     0.12
=================================================         ==========     ==========

This pro forma financial information is presented for comparative purposes only and is not necessarily indicative of the operating results that actually would have occurred had the Company's acquisitions, including Infinity Outdoor and 18 radio stations from Clear Channel, been consummated on January 1, 1999. In addition, these results are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES
   (in thousands)

                                                                           (UNAUDITED)
                                                                          SEPTEMBER 30,  DECEMBER 31,
                                                                              2000          1999
                                                                         -------------- --------------
                        Accounts payable                                    $153,449         $ 75,898
                        Accrued transit franchise payments                    62,072           40,841
                        Other                                                222,935          197,275
                     ----------------------------------------------         --------         ---------
                        Total accounts payable and accrued expenses         $438,456         $314,014
                     ==============================================         ========         ========

4. DEBT

On May 3, 2000, the Company entered into two new credit facilities, totaling $1.95 billion, comprised of a $1.45 billion 5-year revolving credit facility and a $500 million 364-day revolving credit facility. Borrowing rates under the facilities are determined at the time of each borrowing and are based generally on a floating rate index, the London Interbank Offer Rate ("LIBOR"), plus a margin based on Infinity's senior unsecured debt rating. Borrowing availability under the credit facility may be subject to compliance with certain covenants, including a maximum leverage ratio and a minimum interest coverage ratio, based on Infinity's senior unsecured debt rating. At September 30, 2000, the Company was in compliance with the financial covenants.

The Company's revolving credit agreements provide for approximately $3.5 billion of total available borrowings. Viacom guarantees Infinity's borrowing under the original $1.5 billion credit facility. At September 30, 2000, the Company had borrowings under the credit facilities of approximately $255 million. The credit facilities also serve as backup for commercial paper issued by the Company.

On July 20, 2000, the Company initiated a $3.25 billion commercial paper program. Borrowings under the commercial paper program are short-term in nature and have been and will continue to be used primarily to finance acquisitions or refinance existing debt. At September 30, 2000, the Company had borrowings under the commercial paper program of approximately $2.5 billion.

5. RELATED PARTY TRANSACTIONS

In December 1998, the Company completed its IPO. In connection with the IPO, the Company entered into an intercompany agreement with CBS, pursuant to which CBS, now Viacom, provides the Company with a number of services, including among others, certain legal, financial, administrative and executive services. The costs of these services are allocated according to established methodologies determined by Viacom on an annual basis. For the nine months ended September 30, 2000, allocated expenses of $6.2 million were included in the Company's Consolidated Statements of Earnings and Comprehensive Income as compared to $5.1 million for the nine months ended September 30, 1999. As of September 30, 2000, Viacom beneficially owned 64.2% of the equity and 90.0% of the voting power of the Company, on a fully diluted basis.

6. INCOME TAXES

For the nine months ended September 30, 2000, the Company's effective tax rate was 54.8%. The effective tax rate exceeds the federal statutory rate primarily because of the non-deductible goodwill amortization resulting from acquisitions, including the acquisition of Infinity Outdoor. During the nine months ended September 30, 2000, the Company recognized a tax benefit of $285 million related to the exercise of approximately 25 million stock options assumed in the Infinity Outdoor acquisition, which substantially offset taxes payable for the nine months ended September 30, 2000.

7. EARNINGS PER COMMON SHARE

The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," which requires the disclosure of basic and diluted earnings per share and related computations as follows:

COMPUTATION OF EARNINGS PER COMMON SHARE
(unaudited, in thousands except per-share amounts)

                                                                NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                           ---------------------------
                                                               2000          1999
                                                           -------------  ------------
   Net earnings applicable to common stock                   $  283,238    $  258,756
--------------------------------------------------------     ----------    ----------
   Average shares outstanding - basic                         1,087,817       851,654
   Dilutive effect of stock option plans                          3,873           116
--------------------------------------------------------     ----------    ----------
   Average shares outstanding - diluted                       1,091,690       851,770
--------------------------------------------------------     ----------    ----------
   Basic and diluted earnings per common share               $     0.26    $     0.30
========================================================     ==========    ==========

Options to purchase approximately 5 million shares of the Company's Class A common stock were excluded in the computation of diluted earnings per share for the nine months ended September 30, 2000 because their inclusion would be anti-dilutive.

8. SEGMENT INFORMATION

The Company's operations are principally focused on the out-of-home media business and are aligned in two business segments, Radio and Outdoor. The Company's Radio segment has been restated for the prior year to reflect the costs of the Company's corporate headquarters separately. These costs are primarily comprised of compensation and general operating expenses for the corporate headquarters. Previously, these costs were reflected as a component of the Radio segment.

SEGMENT RESULTS OF OPERATIONS
(unaudited, in thousands)

                                            NET REVENUES              OPERATING EARNINGS                   EBITDA
                                       -------------------------   -------------------------     --------------------------
  NINE MONTHS ENDED SEPTEMBER 30,         2000          1999          2000           1999           2000           1999
------------------------------------   -----------   -----------   -----------    ----------     -----------    -----------
   Radio                               $ 1,552,837   $ 1,304,373   $   589,751    $   435,620    $   793,456    $   635,008
   Outdoor                               1,236,387       385,351       166,388         65,796        471,785         86,326
------------------------------------   -----------   -----------   -----------    -----------    -----------    -----------
   Total segments                        2,789,224     1,689,724       756,139        501,416      1,265,241        721,334
   Corporate                                    --            --       (13,105)        (4,222)       (13,068)        (4,198)
------------------------------------   -----------   -----------   -----------    -----------    -----------    -----------
   Total                               $ 2,789,224   $ 1,689,724   $   743,034    $   497,194    $ 1,252,173    $   717,136
====================================   ===========   ===========   ===========    ===========    ===========    ===========

                                                AT SEPTEMBER 30,   AT DECEMBER 31,
                              TOTAL ASSETS            2000              1999
                         ---------------------  ----------------  -----------------
                               Radio               $11,293,400       $ 9,856,660
                               Outdoor               9,998,578         9,423,428
                         ---------------------     -----------       -----------
                               Total segments       21,291,978        19,280,088
                               Corporate               107,579            47,367
                         ---------------------     -----------       -----------
                               Total               $21,399,557       $19,327,455
                         =====================     ===========       ===========

Management believes that earnings before interest, taxes, minority interest, depreciation and amortization (EBITDA) is an appropriate measure for evaluating the operating performance of the Company's business. EBITDA eliminates the effect of depreciation and amortization of tangible and intangible assets, most of which were acquired in acquisitions accounted for under the purchase method of accounting. The exclusion of amortization expense eliminates variations in results among stations or other entities caused by the timing of acquisitions. More recent acquisitions reflect higher amortization expense due to increasing prices associated with out-of-home properties. However, EBITDA should be considered in addition to, not as a substitute for, operating earnings, net earnings, cash flows and other measures of financial performance reported in accordance with generally accepted accounting principles. As EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, this measure may not be comparable to similarly titled measures employed by other companies. EBITDA differs from cash flows from operating activities primarily because it does not consider changes in assets and liabilities from period to period, and it does not include cash flows for interest and taxes.

Net revenues derived from the Company's foreign operations were $385 million for the nine months ended September 30, 2000, compared to $142 million for the corresponding period of 1999.

9. SUBSEQUENT EVENTS

On October 2, 2000, in accordance with the terms of the final judgment in connection with the acquisition of Infinity Outdoor, the Company completed the divestiture of certain outdoor properties in the New York City area for approximately $168 million.

On October 30, 2000, the Company and Viacom entered into a merger agreement under which Viacom will acquire all the issued and outstanding shares of Infinity common stock that it does not currently own, approximately 36%, pursuant to a merger in which Viacom will exchange 0.592 of a share of Viacom Class B common stock for each share of Infinity Class A common stock. The Company's Board of Directors and Viacom's Board of Directors approved the merger agreement after approval by a special committee of Infinity independent directors. The special committee was advised by separate legal and financial advisors. The Company expects the merger to be completed in the first quarter of 2001. As of October 30, 2000, there were approximately 391 million shares of Infinity Class A common stock outstanding to shareholders other than Viacom.

        (b) Pro Forma Financial Information. The following pro forma financial statements and notes thereto are included herein:

               - Viacom Inc. Unaudited Pro Forma Combined Condensed Financial Information - General

               - Viacom Inc. Unaudited Pro Forma Combined Condensed Balance Sheet at September 30, 2000

               - Viacom Inc. Unaudited Pro Forma Combined Condensed Statement of Operations for the nine months ended September 30, 2000

               - Viacom Inc. Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1999

               - Viacom Inc. Notes to Unaudited Pro Forma Combined Condensed Financial Statements

                                  VIACOM INC.

                              UNAUDITED PRO FORMA
              COMBINED CONDENSED FINANCIAL INFORMATION - GENERAL

     The following unaudited pro forma combined condensed financial statements give effect to the purchase of the minority interest of Infinity Broadcasting Corporation by Viacom. The Infinity merger will be accounted for at historical cost, with the exception of the minority interest which will be accounted for under the purchase method of accounting. Accordingly, the cost to acquire the Infinity minority interest in excess of its carrying value will be allocated on a pro-rata basis to the assets acquired and liabilities assumed based on their fair values, with any excess being allocated to goodwill and amortized over its estimated useful life. The total purchase price of approximately $13.4 billion represents the issuance of approximately 231 million shares of Viacom non-voting Class B Common Stock, the estimated fair value of Viacom stock options issued in exchange for Infinity stock options and estimated transactions costs.

     The pro forma balance sheet as of September 30, 2000 is presented as if the Infinity merger had occurred on September 30, 2000. The pro forma statements of operations for the nine months ended September 30, 2000 and for the year ended December 31, 1999 are presented as if the Viacom/CBS merger and other Viacom and CBS transactions described in the notes to the unaudited pro forma combined condensed financial statements had occurred no later than the beginning of each period presented. In the opinion of management, all adjustments and/or disclosures necessary for a fair presentation of the pro forma data have been made. These unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the Infinity merger or the other Viacom and CBS transactions been consummated as of the dates indicated or of the results that may be obtained in the future.

     These unaudited pro forma combined condensed financial statements and notes thereto should be read in conjunction with:

      . Viacom's consolidated financial statements and the notes thereto as of and for the year ended December 31, 1999 and Management's Discussion and Analysis included in Viacom's Annual Report on Form 10-K for the year ended December 31, 1999, which has been incorporated by reference in Viacom's registration statement on Form S-4 (Registration No. 333-50452);

      . Infinity's consolidated financial statements and the notes thereto as of and for the year ended December 31, 1999 and Management's Discussion and Analysis included in Infinity's Annual Report on Form 10-K for the year ended December 31, 1999, which has been incorporated by reference in Viacom's registration statement on Form S-4 (Registration No. 333-50452);

      . CBS' consolidated financial statements and the notes thereto as of and for the year ended December 31, 1999 and Management's Discussion and Analysis included in CBS' Annual Report on Form 10-K for the year ended December 31, 1999, which has been incorporated by reference in Viacom's registration statement on Form S-4 (Registration No. 333-50452);

      . Viacom's unaudited consolidated financial statements and the notes thereto as of and for the nine-month period ended September 30, 2000 included in Viacom's Quarterly Report on Form 10-Q, which has been incorporated by reference in Viacom's registration statement on Form S-4 (Registration No. 333-50452);

      . Infinity's unaudited consolidated financial statements and the notes thereto as of and for the nine-month period ended September 30, 2000 included in Infinity's Quarterly Report on Form 10-Q, which has been incorporated by reference in Viacom's registration statement on Form S-4 (Registration No. 333-50452); and

      . Viacom's pro forma financial statements as of and for the three-month period ended March 31, 2000 and for the year ended December 31, 1999 included in Viacom's Current Report on Form 8-K/A filed with the Securities and Exchange Commission on July 17, 2000, which has been incorporated by reference in Viacom's registration statement on Form S-4 (Registration No. 333-50452);

                                  VIACOM INC.

                              UNAUDITED PRO FORMA
                        COMBINED CONDENSED BALANCE SHEET
                             At September 30, 2000

                                 (in millions)

                                                  Viacom    Infinity  Pro Forma
                                                Historical Merger (1) Combined
                                                ---------- ---------- ---------
ASSETS:
Cash and cash equivalents.....................   $   993    $   --     $   993
Receivables, net..............................     3,502        --       3,502
Other current assets..........................     3,025         15      3,040
                                                 -------    -------    -------
Total current assets..........................     7,520         15      7,535
Property and equipment, net...................     6,537        --       6,537
Intangibles, net..............................    61,643      7,742     69,385
Other noncurrent assets.......................     6,723          1      6,724
                                                 -------    -------    -------
Total Assets..................................   $82,423    $ 7,758    $90,181
                                                 =======    =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable, accrued expenses and other..   $ 6,821    $    30    $ 6,851
Current portion of long-term debt.............       238        --         238
                                                 -------    -------    -------
Total current liabilities.....................     7,059         30      7,089
Long-term debt................................    12,639        --      12,639
Other noncurrent liabilities..................     7,521        --       7,521
                                                 -------    -------    -------
Total Liabilities.............................    27,219         30     27,249
                                                 -------    -------    -------
Minority interest in equity of consolidated
 subsidiaries.................................     7,009     (5,682)     1,327

Stockholders' Equity:
Common stock..................................        16          2         18
Additional paid-in capital....................    49,975     13,165     63,383
                                                                227
                                                                 16
Retained earnings.............................     1,401         --      1,401
Accumulated other comprehensive loss..........      (126)        --       (126)
Less treasury stock, at cost..................    (3,071)        --     (3,071)
                                                 -------    -------    -------
Total stockholders' equity....................    48,195     13,410     61,605
                                                 -------    -------    -------
Total Liabilities and Stockholders' Equity....   $82,423    $ 7,758    $90,181
                                                 =======    =======    =======

   See accompanying notes to unaudited pro forma combined condensed financial statements.

                                  VIACOM INC.

                              UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS

                  For the Nine Months Ended September 30, 2000

                    (in millions, except per share amounts)

                                        Viacom/CBS
                            Viacom       Merger &                Infinity      Pro Forma
                          Historical Acquisitions (2) Subtotal  Merger (1)     Combined
                          ---------- ---------------- --------  ----------     ---------
Revenues................   $ 13,900      $ 3,454      $ 17,354    $ --         $ 17,354
Operating and selling,
 general and
 administrative
 expenses...............    (11,019)      (2,683)      (13,702)     (11)        (13,713)
Merger-related charges..       (698)         --           (698)     --             (698)
Depreciation and
 amortization...........     (1,461)        (630)       (2,091)    (145)         (2,236)
                           --------      -------      --------    -----        --------
Operating income
 (loss).................        722          141           863     (156)            707
Other income and
 expense, net...........        (15)          (2)          (17)     --              (17)
Interest expense, net...       (524)        (182)         (706)     --             (706)
                           --------      -------      --------    -----        --------
Earnings (loss) from
 continuing operations
 before income taxes....        183          (43)          140     (156)            (16)
Provision for income
 taxes..................       (470)        (114)         (584)       4            (580)
Equity in loss of
 affiliated companies,
 net of tax.............        (71)         (80)         (151)     --             (151)
Minority interest, net
 of tax.................        (36)         (12)          (48)      93              45
                           --------      -------      --------    -----        --------
Loss from continuing
 operations.............   $   (394)     $  (249)     $   (643)   $ (59)       $   (702)
                           ========      =======      ========    =====        ========
Loss from continuing
 operations per common
 share:
  Basic.................   $   (.35)                  $   (.43)                $   (.40)
  Diluted...............   $   (.35)                  $   (.43)                $   (.40)
Weighted average shares
 outstanding:
  Basic.................      1,134                      1,508      231 (/1/)     1,739
  Diluted...............      1,134                      1,508      231 (/1/)     1,739


   See accompanying notes to unaudited pro forma combined condensed financial statements.

                                  VIACOM INC.

                              UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1999

                    (in millions, except per share amounts)

                                       Viacom/CBS
                            Viacom      Merger &               Infinity      Pro Forma
                          Historical Acquisitions(2) Subtotal  Merger(1)     Combined
                          ---------- --------------- --------  ---------     ---------
Revenues................   $ 12,859      $ 9,298     $ 22,157    $ --        $ 22,157
Operating and selling,
 general and
 administrative
 expenses...............    (10,697)      (7,096)     (17,793)     (15)       (17,808)
Restructuring charge....        (70)         --           (70)     --             (70)
Residual costs of
 discontinued
 businesses.............        --           (85)         (85)     --             (85)
Depreciation and
 amortization...........       (845)      (1,851)      (2,696)    (194)        (2,890)
                           --------      -------     --------    -----       --------
Operating income
 (loss).................      1,247          266        1,513     (209)         1,304
Other income and
 expense, net...........         18          (14)           4      --               4
Interest expense, net...       (421)        (426)        (847)     --            (847)
                           --------      -------     --------    -----       --------
Earnings (loss) from
 continuing operations
 before income taxes....        844         (174)         670     (209)           461
Provision for income
 taxes..................       (411)        (396)        (807)       6           (801)
Equity in loss of
 affiliated companies
 net of tax.............        (61)         (10)         (71)     --             (71)
Minority interest, net
 of tax.................        --           (76)         (76)      52            (24)
                           --------      -------     --------    -----       --------
Earnings (loss) from
 continuing operations..        372         (656)        (284)    (151)          (435)
Cumulative convertible
 preferred stock
 dividend requirement
 and premium on
 repurchase of preferred
 stock..................        (13)         --           (13)     --             (13)
                           --------      -------     --------    -----       --------
Earnings (loss) from
 continuing operations
 attributable to common
 stock..................   $    359      $  (656)    $   (297)   $(151)      $   (448)
                           ========      =======     ========    =====       ========
Earnings (loss) from
 continuing operations
 per common share:
  Basic.................   $    .52                  $   (.20)               $   (.26)
  Diluted...............   $    .51                  $   (.20)               $   (.26)
Weighted average shares
 outstanding:
  Basic.................        695                     1,506      231 (/1/)    1,737
  Diluted...............        710                     1,506      231 (/1/)    1,737


   See accompanying notes to unaudited pro forma combined condensed financial statements.

                                  VIACOM INC.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

                 (tables in millions, except per share amounts)

(1) Acquisition of Infinity's Class A Common Stock

   On October 30, 2000, Viacom and Infinity entered into a merger agreement under which Viacom agreed to acquire all of the issued and outstanding shares of Infinity common stock that it did not then own, approximately 391 million shares of Infinity Class A common stock or 36% of Infinity's currently outstanding total equity. Pursuant to the merger agreement, Viacom will exchange 0.592 of a share of Viacom non-voting Class B common stock for each share of Infinity Class A common stock. For the purpose of the unaudited pro forma combined condensed financial statements, the $56.913 per share value of Viacom non-voting Class B common stock issued was calculated based on the average market price per share of the Viacom non-voting Class B common stock from October 27, 2000 through November 2, 2000.

   The total purchase price and preliminary allocation are summarized below:

Total Infinity common shares outstanding not currently owned by Viacom
 (as of October 30, 2000).............................................      391
Exchange ratio........................................................    0.592
                                                                        -------
Viacom non-voting Class B common stock to be issued...................      231
                                                                        =======
Purchase Price:
Value of Viacom non-voting Class B common stock issued (231 shares at
 $56.913 per share):
  Common stock, $.01 par value........................................  $     2
  Additional paid-in capital..........................................   13,165
Estimated fair value of Infinity stock options........................      227
Estimated transaction costs...........................................       30
                                                                        -------
Total purchase price..................................................  $13,424
                                                                        =======

Preliminary purchase price allocation:
  Total purchase price................................................. $13,424
  Infinity minority interest...........................................  (5,682)
                                                                        -------
  Excess purchase price over tangible net assets acquired.............. $ 7,742
                                                                        =======

   For the purpose of these unaudited pro forma combined condensed financial statements, amortization of the excess purchase price over tangible net assets acquired of approximately $7.7 billion, is computed on a straight-line basis using a useful life of 40 years. Accordingly, the adjustment to amortization expense for the nine months ended September 30, 2000 and for the twelve months ended December 31, 1999 is $145 million and $194 million, respectively.

   The adjustments to other current assets of $15 million and other noncurrent assets of $1 million on the pro forma balance sheet reflect the recognition of the unearned compensation attributable to Viacom stock options granted in exchange for unvested Infinity stock options. Accordingly, amortization of unearned compensation of $11 million and $15 million is recorded on the pro forma statement of operations for the nine months ended September 30, 2000 and the twelve months ended December 31, 1999, respectively. The adjustment to eliminate minority interest in earnings for the nine months ended September 30, 2000 and twelve months ended December 31, 1999 of $93 million and $52 million, respectively, reflects the assumption that the Viacom/Infinity merger occurred at the beginning of each period presented. The adjustments to the provision for income taxes, excluding non-deductible goodwill amortization, is calculated at a 40 percent marginal tax rate, for both periods presented.

                                  VIACOM INC.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                   CONDENSED FINANCIAL STATEMENTS (continued)

                 (tables in millions, except per share amounts)


(2) Viacom/CBS Merger and Acquisitions

   The following tables present the operating results of (a) CBS (prior to the merger with Viacom on May 4, 2000), (b) other acquisitions as discussed below; and (c) pro forma adjustments as if all transactions had occurred no later than the beginning of each period presented:

                                                                        Viacom/CBS
Nine Months ended                          Other                         Merger &
September 30, 2000          CBS(a)    Acquisitions(b)  Adjustments(c)  Acquisitions
------------------        ----------- ---------------  --------------  ------------
Revenues................    $ 3,258        $ 196           $ --          $ 3,454
Operating and selling,
 general and
 administrative
 expenses...............     (2,512)        (193)             22          (2,683)
Depreciation and
 amortization...........       (399)         (12)           (219)           (630)
                            -------        -----           -----         -------
Operating income
 (loss).................        347           (9)           (197)            141
Other income and
 expense, net...........         (2)         --              --               (2)
Interest expense, net...       (103)          (6)            (73)           (182)
                            -------        -----           -----         -------
Earnings (loss) from
 continuing operations
 before income taxes....        242          (15)           (270)            (43)
Benefit (provision) for
 income taxes...........       (161)          18              29            (114)
Equity in earnings
 (loss) of affiliated
 companies, net of tax..        (97)          17             --              (80)
Minority interest, net
 of tax.................        (22)         --               10             (12)
                            -------        -----           -----         -------
Earnings (loss) from
 continuing operations..    $   (38)       $  20           $(231)           (249)
                            =======        =====           =====         =======
                              CBS                                       Viacom/CBS
Year Ended December 31,    Pro Forma       Other                         Merger &
1999                      Combined(a) Acquisitions(b)  Adjustments(c)  Acquisitions
-----------------------   ----------- ---------------  --------------  ------------
Revenues................    $ 8,810        $ 488           $ --          $ 9,298
Operating and selling,
 general and
 administrative
 expenses...............     (6,428)        (602)            (66)         (7,096)
Residual costs of
 discontinued
 businesses.............       (175)         --               90             (85)
Depreciation and
 amortization...........     (1,178)         (31)           (642)         (1,851)
                            -------        -----           -----         -------
Operating income
 (loss).................      1,029         (145)           (618)            266
Other income and
 expense, net...........        (15)           1             --              (14)
Interest expense, net...       (286)          (9)           (131)           (426)
                            -------        -----           -----         -------
Earnings (loss) from
 continuing operations
 before income taxes....        728         (153)           (749)           (174)
Benefit (provision) for
 income taxes...........       (528)          75              57            (396)
Equity in earnings
 (loss) of affiliated
 companies, net of tax..        (73)          63             --              (10)
Minority interest.......        (99)           5              18             (76)
                            -------        -----           -----         -------
Earnings (loss) from
 continuing operations..    $    28        $ (10)          $(674)           (656)
                            =======        =====           =====         =======

--------
(a) On May 4, 2000, CBS merged with and into Viacom. The Viacom/CBS Merger was accounted for under the purchase method of accounting. CBS' results of operations are included in Viacom's reported consolidated results of operations from the effective date of the Viacom/CBS merger.

                                  VIACOM INC.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                   CONDENSED FINANCIAL STATEMENTS (continued)

                 (tables in millions, except per share amounts)


  CBS' operating results from January 1, 2000 to May 3, 2000 are based on its historical operations during that period. CBS' pro forma combined operating results for the year ended December 31, 1999 are derived from its historical operations adjusted for the following acquisitions:
    .  On December 7, 1999, Infinity Broadcasting acquired Outdoor Systems,
       Inc.
    .  On November 15, 1999, CBS acquired King World Productions, Inc.
    . On October 12, 1999, CBS acquired KTVT, a CBS affiliate television station in Dallas-Forth Worth, Texas.
    . On August 31, 1999, CBS acquired KEYE, a CBS affiliate television station in Austin, Texas.

(b) Other Acquisitions, for the nine months ended September 30, 2000 and the year ended December 31, 1999, reflect the following events as if they occurred at the beginning of each period presented:
    . During June 2000, Infinity acquired two international outdoor advertising businesses for approximately $490 million.
    .  During July 2000, Infinity acquired Waterman Broadcasting
       Corporation of Texas in exchange for approximately 2.7 million shares of Infinity Class A common stock valued at approximately $88 million.
    . During August 2000, Infinity acquired 18 radio stations from Clear Channel Communications, Inc. for $1.4 billion.
    . During March 2000, Viacom acquired the remaining 50% interest in UPN for $5 million.
    . During August 1999, Blockbuster Inc., a subsidiary of Viacom, completed the initial public offering of 31 million shares of its Class A common stock at $15 per share.

(c) Pro forma adjustments for the Viacom/CBS merger and other acquisitions as described in Note (b), for the nine months ended September 30, 2000 and the year ended December 31, 1999, reflect the following:
    . The elimination of CBS residual costs of discontinued businesses resulting from the accrual of such obligations in conjunction with the Viacom/CBS merger.
    . Incremental amortization expense of excess purchase price over net assets acquired.
    . Adjustment to interest expense, net, related to the incremental interest income not earned as a result of the use of cash for the settlement of CBS options and severance payments.
    . Income tax expense on the pro forma adjustments, excluding non-deductible goodwill amortization, at a 40 percent marginal rate.

  In June 2000, Viacom elected early adoption of Statement of Position 00-2, "Accounting by Producers and Distributors of Films." SOP 00-2 established new film accounting standards, including changes in revenue recognition and accounting for advertising, development and overhead costs. The unaudited pro forma combined condensed statements of operations for the nine months ended September 30, 2000 and for the year ended December 31, 1999 are presented as if the adoption had occurred at the beginning of each period presented.

                                  VIACOM INC.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                   CONDENSED FINANCIAL STATEMENTS (continued)

                 (tables in millions, except per share amounts)


(3) Pro Forma EBITDA

   The following table sets forth pro forma EBITDA for the nine months ended September 30, 2000 and the year ended December 31, 1999. EBITDA is defined as operating income (loss) before depreciation and amortization. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, not as a substitute for or superior to, operating income, net earnings, cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles.

                                                      For the nine    For the
                                                      months ended   year ended
                                                      September 30, December 31,
                                                          2000          1999
                                                      ------------- ------------
   Pro Forma EBITDA..................................    $2,943        $4,194
                                                         ======        ======

(4) Items not included in the Unaudited Pro Forma Combined Condensed Financial Statements

   The preceding unaudited pro forma combined condensed financial statements do not include any pro forma adjustments for the following:

  . Certain acquisitions and dispositions made by Viacom or CBS that were not considered material for the periods presented.
  . Acquisition by Viacom of Black Entertainment Television cable network. Viacom and BET Holding II, Inc. executed a definitive agreement as of November 2, 2000. The acquisition was completed on January 23, 2001.
  . Viacom had previously announced that, subject to the approval of its board of directors, which will be based on an assessment of market conditions, it intends to split off Blockbuster by offering to exchange all of its shares of Blockbuster for shares of Viacom's non-voting Class B common stock. However, Viacom has said that it does not intend to commence the offer unless the Blockbuster Class A common stock improves to a price range significantly above its current value. The aggregate market value of the shares of Blockbuster common stock based on the October 31, 2000 closing price of $8.875 per share of Blockbuster common stock was approximately $1.6 billion. The net book value of Viacom's investment in Blockbuster at September 30, 2000, after giving effect to the initial public offering, was approximately $5.0 billion. Based on the October 31, 2000 closing stock price of Blockbuster, a split-off would have resulted in a pre-tax pro forma loss on discontinued operations of approximately $3.8 billion. Viacom cannot give any assurance as to whether or not or when the split-off will occur or as to the terms of the split-off if it does occur, or whether or not the split-off, if it does occur, will be tax free.

(5) Reclassifications

   Reclassifications have been made to the historical financial statements to conform to the unaudited pro forma combined condensed financial statement presentation.

        (c)    Exhibits

               99.1    Press release issued by Viacom Inc. on February 21, 2001.

                                  SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, Viacom has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     VIACOM INC.


Date:   February 21, 2001          By: /s/ Michael D. Fricklas
                                       -----------------------------------
                                       Name:  Michael D. Fricklas
                                       Title: Executive Vice President, General
                                              Counsel and Secretary

                                 EXHIBIT INDEX
                                 -------------

Exhibit
   No.         Description
--------       -----------

99.1    Press release issued by Viacom Inc. on February 21, 2001.